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EXHIBIT 16.1

                          [CORBIN & COMPANY LETTERHEAD]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:

We have read Item 4.01 of Form 8-K of American Technologies Group, Inc. for the event that occurred on June 6, 2005, and are in agreement with the statements contained therein insofar as they relate to our firm.

/s/ CORBIN & COMPANY, LLP

Irvine, California
June 10, 2005